Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-129912, 333-133797, 333-147753, and 333-176421) pertaining to the Amended and Restated 2000-2002 Share Incentive Plan, the Amended and Restated 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Share Option Plan and the 2011 Equity Incentive Plan of Cimpress N.V. of our report dated August 14, 2015 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Boston, MA
August 14, 2015